EXHIBIT 11.1
                    COMPUTATION OF PRIMARY EARNINGS PER SHARE
                      (in thousands, except per share data)

                                                   Years Ended September 30,
                                               ---------------------------------
                                                 1997         1996         1995
                                               -------      -------      -------
Shares:
Weighted average number of common
  shares outstanding ....................       14,047       11,789        9,087
Additional shares assuming conversion of:
   Stock options ........................          577          539          351
   Warrants .............................         --             33          178
   Preferred stock ......................         --            667          500
                                               -------      -------      -------

Weighted average shares outstanding .....       14,624       13,028       10,116

Net income ..............................      $10,146      $ 5,953      $ 2,770
                                               =======      =======      =======

Primary earnings per share ..............      $  0.69      $  0.46      $  0.27
                                               =======      =======      =======

     All share amounts and per share data have been restated to reflect the two-for-one stock split effected as a stock dividend on May 28, 1996.